EXHIBIT 11

                           NEW YORK HEALTH CARE, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                          For the Years Ended
                                                               December 31,
                                                         -----------------------
                                                            1995         1996
                                                         ----------   ----------
Earnings

 Pro forma net income applicable to common stock         $  689,011   $  316,638
                                                         ==========   ==========

Shares

 Weighted average number of common shares outstanding 2,500,000 2,504,032 Additional shares assuming exercise of:
  Options with an exercise price of $5.00 or less            23,437       23,437
 Additional shares whose proceeds would be necessary to
  pay the S Corporation dividend                            882,000      882,000
                                                         ----------   ----------

 Weighted average number of common shares and common
  share equivalents outstanding                           3,405,437    3,409,469
                                                         ==========   ==========

 Pro forma net income per common share and common
  share equivalents                                      $      .20   $      .09
                                                         ==========   ==========